Exhibit 99-a

THE NEWHALL LAND AND FARMING COMPANY
23823 Valencia Blvd.• Valencia, CA 91355 • (661) 255-4000

FOR IMMEDIATE RELEASE	Investor Contact: Erik Higgins
(661) 255-4064

Media Contact: Marlee Lauffer
(661) 255-4247

NEWHALL LAND PROMOTES DON KIMBALL AND VICKI STILLER

Valencia, California, April 15, 2003 – The Newhall Land and Farming Company (NYSE, PSE/NHL) announced that Donald L. Kimball has been appointed by its board of directors as Vice President and Chief Financial Officer and that Vicki M. Stiller was named Controller.

Over the past 16 years, Kimball has assumed increasing responsibility within the finance department and served as Vice President-Finance and Controller for the company since 1997.  He was named interim Chief Financial Officer on March 1, 2003. He continues to oversee financial reporting, information systems and audit services and with his new appointment assumes responsibility for treasury, investor relations and tax services.

Kimball, a certified public accountant, joined the Company in 1986 as Director of Internal Audit. In 1990, he was promoted to Controller, and in 1994 elected VicePresident-Controller. Kimball received his Bachelor of Science degree in business and accounting from California State University, Northridge and MBA degree from Pepperdine University. Prior to joining Newhall Land, he was an audit supervisor with Coopers & Lybrand. Kimball founded the Santa Clarita Valley Chapter of the American Diabetes Association in 1997 and serves on its board of directors. He is a past president and current board member of the Santa Clarita Valley Committee on Aging and an associate member of Urban Land Institute.

Vicki M. Stiller has served as Assistant Controller since February 2002 and was named interim Controller on March 1, 2003. Previously, she was Division Controller for Asset Management and Infrastructure. Stiller joined Newhall Land in 1996 from The Walt Disney Company. She has a Bachelor of Arts degree in economics-business from the University of California, Los Angeles and is a certified public accountant. She began her career with Price Waterhouse as a senior accountant. Stiller is active as a volunteer with the Santa Clarita Valley Boys and Girls Club and the Santa Clarita Valley Chapter of the American Diabetes Association.

Newhall Land is a premier community planner in north Los Angeles County.  Its primary activities are planning communities in Valencia, California and Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 36,000 acres, 30 miles north of downtown Los Angeles.

The Company maintains a web site at http://www.newhall.com.

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